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                                                                    EXHIBIT 99.2




                                August 15, 1997



Mr. Paul W. Chellgren                                      VIA TELECOPY AND MAIL
Chairman of the Board and
  Chief Executive Officer
Ashland, Inc.
P. O. Box 391
Ashland, KY   41114

Dear Paul:

Thank you for your letter of August 14, increasing the price of your offer to acquire the outstanding stock of Melamine Chemicals, Inc. As you know, subsequent to receiving your letter of June 27, we engaged Goldman, Sachs & Co. as our financial advisor to assist us in evaluating your offer in light of the alternatives that might be available to us.

With respect to the "standstill" provision in the draft confidentiality agreement submitted to you by Goldman, Sachs, we have been advised both by Goldman and outside legal counsel that such provisions are customary, and we believe that Ashland should not be permitted access to confidential Company information except under conditions that the Company would impose on any other third party.

The Company will continue to work with Goldman, Sachs to evaluate your revised offer, and we will respond to it in due course.

                                             Sincerely yours,




                                             James W. Crook
                                             Chairman